Walmart U.S. Q3 comps1 grew 2.7% and Walmart U.S. eCommerce sales grew 50%,
Company reports Q3 FY18 GAAP EPS of $0.58; Adjusted EPS2 of $1.00,
The company now expects full-year GAAP EPS of $3.84 to $3.92,
Adjusted full-year EPS2 of $4.38 to $4.46

The company's third-quarter GAAP EPS was adjusted[2] for three items. A charge of $0.29 for loss on extinguishment of debt in connection with the company's recently completed debt tender offer, a charge of $0.09 based on discussions with government agencies regarding the possible resolution of the FCPA matter, and a charge of $0.04 based on the decision to exit certain properties in one of the company's international markets.

Total revenue was $123.2 billion, an increase of $5.0 billion, or 4.2%. Excluding currency[2], total revenue was $122.7 billion, an increase of $4.5 billion, or 3.8%.
"We are pleased with the strong results in the quarter across each of our business segments, and I want to thank our associates for their commitment and great work to make it happen. We have momentum, and it's encouraging to see customers responding to our store and eCommerce initiatives. We are leveraging our unique assets to save customers time and money and serve them in ways that are easy, fast, friendly and fun."

Doug McMillon
President and CEO, Walmart

Walmart U.S. comp sales[1] increased 2.7%, and comp traffic increased 1.5%.
eCommerce growth at Walmart U.S. remained strong, led by growth through Walmart.com. Net sales and GMV[3] increased 50% and 54%, respectively.

Net sales at Walmart International were $29.5 billion, an increase of 4.1%. Excluding currency[2], net sales were $29.1 billion, an increase of 2.5%. Ten of eleven markets posted positive comp sales, including our four largest markets.

Key results
(Amounts in millions, except as noted)

	Q3 FY18	Q3 FY17	Change

Revenue	$123,179	$118,179	$5,000	4.2%
Revenue (constant currency)[2]	$122,721	$118,179	$4,542	3.8%
Operating income	$4,764	$5,119	-$355	-6.9%
Operating income (constant currency)[2]	$4,704	$5,119	-$415	-8.1%

Free Cash Flow	YTD FY18	$ Change	Returns to Shareholders	Q3 FY18	% Change
Operating cash flow	$17,060	-$2,721	Dividends	$1,526	-1.5%
Capital expenditures	$6,908	-$551	Share repurchases[4]	$2,209	57.6%
Free cash flow[2]	$10,152	-$2,170	Total	$3,735	26.6%

1 Represents Walmart U.S. comparable sales excluding fuel. Including fuel, Walmart U.S. comparable sales grew 2.8%. See additional information at the end of this release regarding non-GAAP financial measures.
2 See additional information at the end of this release regarding non-GAAP financial measures.
3 GMV represents the total U.S. dollar volume of merchandise sold or services rendered for all transactions, including marketplace transactions, that are generally initiated through our eCommerce platforms or include our owned inventory sold on other third party platforms. For additional information, visit stock.walmart.com.
4 The company repurchased approximately 27 million shares in Q3 FY18 under the $20 billion authorization approved in October 2015.  Effective November 20, 2017, share repurchases will be made under the company’s $20 billion share repurchase authorization approved in October 2017.

NYSE: WMT	November 16, 2017	stock.walmart.com

Guidance

•	Fiscal year 2018 GAAP EPS: $3.84 to $3.92

•	Fiscal year 2018 Adjusted EPS[1]: $4.38 to $4.46

•	Comp sales for the 13-week period ending Jan. 26, 2018:

◦	Walmart U.S. (ex. fuel)[1]: +1.5% to +2.0%

◦	Sam's Club (ex. fuel)[1]: +1.5% to +2.0%

Segment results
(Amounts in millions, except as noted)

U.S.	Q3 FY18	Q3 FY17	Change
Net sales	$77,724	$74,550	$3,174	4.3%
Comp sales (ex. fuel)[1,2]	2.7%	1.2%	150 bps	N/A
Traffic	1.5%	0.7%	80 bps	N/A
Ticket	1.2%	0.5%	70 bps	N/A
eCommerce	~80 bps	~50 bps	~30 bps	N/A
Operating income	$4,030	$3,999	$31	0.8%

	Q3 FY18	Q3 FY17	Change

Net sales	$29,548	$28,390	$1,158	4.1%
Net sales (constant currency)[1]	$29,094	$28,390	$704	2.5%
Operating income	$1,249	$1,354	-$105	-7.8%
Operating income (constant currency)[1]	$1,189	$1,354	-$165	-12.2%

	Q3 FY18	Q3 FY17	Change

Net sales	$14,864	$14,236	$628	4.4%
Comp sales (ex. fuel)[1,2]	2.8%	1.4%	140 bps	N/A
Traffic	3.6%	-0.5%	410 bps	N/A
Ticket	-0.8%	1.9%	-270 bps	N/A
eCommerce	~80 bps	~60 bps	~20 bps	N/A
Operating income	$447	$396	$51	12.9%

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 13-week period ended Oct. 27, 2017, compared to 13-week period ended Oct. 28, 2016, and excludes fuel.

NYSE: WMT	November 16, 2017	stock.walmart.com

Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, over 260 million customers and members visit our more than 11,600 stores under 59 banners in 28 countries and e-commerce websites in 11 countries. With fiscal year 2017 revenue of $485.9 billion, Walmart employs approximately 2.3 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com, on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

Investor Relations contact
Steve Schmitt (479) 258-7172

Media Relations contact
Randy Hargrove (800) 331-0085

Along with this press release, Walmart makes available a recorded call with executive leaders and a financial presentation to review business results, provide strategic updates, and comment on expectations for the future. We provide that call in both audio form and in a written transcript. Details on accessing the call are as follows:

•	877-523-5612 (U.S. and Canada)

•	201-689-8483 (other countries)

•	Passcode: 9256278 (Walmart)

The call is archived at stock.walmart.com

###

NYSE: WMT	November 16, 2017	stock.walmart.com

Forward-Looking Statements

This release contains statements as to Walmart management's guidance regarding earnings per share and adjusted earnings per share for the fiscal year ending January 31, 2018, and Walmart U.S.'s comparable sales and Sam's Club's comparable sales, excluding fuel, for the 13 weeks ending January 26, 2018. Walmart believes such statements are "forward-looking statements" as defined in, and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by, the Private Securities Litigation Reform Act of 1995, as amended. Assumptions on which such forward-looking statements are based are also forward-looking statements. Walmart's actual results may differ materially from the guidance provided as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including:

•	economic, geo-political, capital markets and business conditions, trends and events around the world and in the markets in which Walmart operates;

•	currency exchange rate fluctuations, changes in market interest rates and commodity prices;

•	unemployment levels;

•	competitive pressures;

•	inflation or deflation, generally and in particular product categories;

•	consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt

•	levels and demand for certain merchandise;

•	consumer enrollment in health and drug insurance programs and such programs' reimbursement rates;

•	the amount of Walmart's net sales denominated in the U.S. dollar and various foreign currencies;

•	the impact of acquisitions, divestitures, store or club closures, and other strategic decisions;

•	Walmart's ability to successfully integrate acquired businesses, including within the e-commerce space;

•
Walmart's effective tax rate and the factors affecting Walmart's effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations;

•	customer traffic and average ticket in Walmart's stores and clubs and on its e-commerce websites;

•	the mix of merchandise Walmart sells, the cost of goods it sells and the shrinkage it experiences;

•	the amount of Walmart's total sales and operating expenses in the various markets in which it operates;

•	transportation, energy and utility costs and the selling prices of gasoline and diesel fuel;

•	supply chain disruptions and disruptions in seasonal buying patterns;

•	consumer acceptance of and response to Walmart's stores, clubs, e-commerce websites, mobile apps,

•	initiatives, programs and merchandise offerings;

•	cyber security events affecting Walmart and related costs;

•	developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which Walmart is a party;

•	casualty and accident-related costs and insurance costs;

•	the turnover in Walmart's workforce and labor costs, including healthcare and other benefit costs;

•	changes in accounting estimates or judgments;

•	changes in existing tax, labor and other laws and regulations and changes in tax rates, trade agreements,

•	trade restrictions and tariff rates;

•	the level of public assistance payments;

•	natural disasters, public health emergencies, civil disturbances, and terrorist attacks; and

•
Walmart's expenditures for FCPA and other compliance related costs, including the adequacy of the accrual with respect to this matter made in the third quarter of the fiscal year ending January 31, 2018.

Such risks, uncertainties and factors also include the risks relating to our operations and financial performance discussed in our filings with the SEC. You should read this release in conjunction with our Annual Report on Form 10-K for the year ended January 31, 2017, and our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You should consider all of the risks, uncertainties and other factors identified above and in those SEC reports carefully when evaluating the forward-looking statements in this release. We cannot assure you that the future results reflected in or implied by any such forward-looking statement will be realized or, even if substantially realized, will have the forecasted or expected consequences and effects for or on our operations or financial performance. Such forward-looking statements are made as of the date of this release, and Walmart undertakes no obligation to update such statements to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Nine Months Ended
	October 31,			October 31,
(Amounts in millions, except per share data)	2017	2016	Percent Change	2017	2016	Percent Change
Revenues:
Net sales	$122,136	$117,176	4.2%	$360,611	$351,567	2.6%
Membership and other income	1,043	1,003	4.0%	3,465	3,370	2.8%
Total revenues	123,179	118,179	4.2%	364,076	354,937	2.6%
Costs and expenses:
Cost of sales	91,547	87,484	4.6%	270,756	263,513	2.7%
Operating, selling, general and administrative expenses	26,868	25,576	5.1%	77,350	74,865	3.3%
Operating income	4,764	5,119	(6.9)%	15,970	16,559	(3.6)%
Interest:
Debt	502	528	(4.9)%	1,530	1,536	(0.4)%
Capital lease and financing obligations	81	81	—%	264	246	7.3%
Interest income	(42)	(24)	75.0%	(115)	(70)	64.3%
Interest, net	541	585	(7.5)%	1,679	1,712	(1.9)%
Loss on extinguishment of debt	1,344	—	N/A	2,132	—	N/A
Income before income taxes	2,879	4,534	(36.5)%	12,159	14,847	(18.1)%
Provision for income taxes	975	1,332	(26.8)%	3,999	4,540	(11.9)%
Consolidated net income	1,904	3,202	(40.5)%	8,160	10,307	(20.8)%
Consolidated net income attributable to noncontrolling interest	(155)	(168)	(7.7)%	(473)	(421)	12.4%
Consolidated net income attributable to Walmart	$1,749	$3,034	(42.4)%	$7,687	$9,886	(22.2)%

Net income per common share:
Basic net income per common share attributable to Walmart	$0.59	$0.98	(39.8)%	$2.56	$3.17	(19.2)%
Diluted net income per common share attributable to Walmart	$0.58	$0.98	(40.8)%	$2.54	$3.16	(19.6)%

Weighted-average common shares outstanding:
Basic	2,981	3,089		3,008	3,114
Diluted	2,996	3,100		3,021	3,124

Dividends declared per common share	$—	$—		$2.04	$2.00

Wal-Mart Stores, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	October 31,	January 31,	October 31,
(Amounts in millions)	2017	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$7,026	$6,867	$5,939
Receivables, net	5,865	5,835	5,344
Inventories	50,147	43,046	49,822
Prepaid expenses and other	2,330	1,941	2,296
Total current assets	65,368	57,689	63,401
Property and equipment:
Property and equipment	185,103	179,492	179,667
Less accumulated depreciation	(76,948)	(71,782)	(70,991)
Property and equipment, net	108,155	107,710	108,676
Property under capital lease and financing obligations:
Property under capital lease and financing obligations	12,641	11,637	11,482
Less accumulated amortization	(5,497)	(5,169)	(5,070)
Property under capital lease and financing obligations, net	7,144	6,468	6,412

Goodwill	18,204	17,037	17,792
Other assets and deferred charges	10,543	9,921	10,576
Total assets	$209,414	$198,825	$206,857

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$5,114	$1,099	$5,082
Accounts payable	47,587	41,433	42,990
Dividends payable	1,530	—	1,541
Accrued liabilities	21,757	20,654	21,243
Accrued income taxes	540	921	459
Long-term debt due within one year	3,257	2,256	2,266
Capital lease and financing obligations due within one year	650	565	549
Total current liabilities	80,435	66,928	74,130

Long-term debt	34,206	36,015	36,178
Long-term capital lease and financing obligations	6,700	6,003	5,930
Deferred income taxes and other	9,167	9,344	10,144

Commitments and contingencies

Equity:
Common stock	297	305	308
Capital in excess of par value	2,501	2,371	2,084
Retained earnings	84,480	89,354	87,636
Accumulated other comprehensive loss	(11,133)	(14,232)	(12,335)
Total Walmart shareholders’ equity	76,145	77,798	77,693
Nonredeemable noncontrolling interest	2,761	2,737	2,782
Total equity	78,906	80,535	80,475
Total liabilities and equity	$209,414	$198,825	$206,857

Wal-Mart Stores, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	October 31,
(Amounts in millions)	2017	2016
Cash flows from operating activities:
Consolidated net income	$8,160	$10,307
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	7,827	7,374
Deferred income taxes	231	1,167
Loss on extinguishment of debt	2,132	—
Other operating activities	144	(387)
Changes in certain assets and liabilities, net of effects of acquisitions:
Receivables, net	(529)	271
Inventories	(6,446)	(5,516)
Accounts payable	5,630	5,121
Accrued liabilities	510	1,393
Accrued income taxes	(599)	51
Net cash provided by operating activities	17,060	19,781

Cash flows from investing activities:
Payments for property and equipment	(6,908)	(7,459)
Proceeds from the disposal of property and equipment	301	783
Proceeds from disposal of certain operations	1,046	—
Purchase of available for sale securities	—	(1,901)
Business acquisitions, net of cash acquired	(372)	(2,406)
Other investing activities	62	(67)
Net cash used in investing activities	(5,871)	(11,050)

Cash flows from financing activities:
Net change in short-term borrowings	4,004	2,302
Proceeds from issuance of long-term debt	7,476	134
Repayments of long-term debt	(8,859)	(2,040)
Premiums paid to extinguish debt	(2,067)	—
Dividends paid	(4,614)	(4,682)
Purchase of Company stock	(6,656)	(6,254)
Dividends paid to noncontrolling interest	(536)	(320)
Purchase of noncontrolling interest	(8)	(89)
Other financing activities	(156)	(323)
Net cash used in financing activities	(11,416)	(11,272)

Effect of exchange rates on cash and cash equivalents	386	(225)

Net increase (decrease) in cash and cash equivalents	159	(2,766)
Cash and cash equivalents at beginning of year	6,867	8,705
Cash and cash equivalents at end of period	$7,026	$5,939

Wal-Mart Stores, Inc.
Supplemental Financial Information
(Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	October 31,			October 31,
(dollars in millions)	2017	2016	Percent Change	2017	2016	Percent Change
Walmart U.S.	$77,724	$74,550	4.3%	$4,030	$3,999	0.8%
Walmart International	29,548	28,390	4.1%	1,249	1,354	-7.8%
Sam's Club	14,864	14,236	4.4%	447	396	12.9%
Corporate and support	—	—	N/A	-962	-630	52.7%
Consolidated	$122,136	$117,176	4.2%	$4,764	$5,119	-6.9%

U.S. comparable sales results

	With Fuel		Without Fuel[1]		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	10/27/2017	10/28/2016	10/27/2017	10/28/2016	10/27/2017	10/28/2016
Walmart U.S.	2.8%	1.2%	2.7%	1.2%	0.1%	0.0%
Sam's Club	4.0%	0.7%	2.8%	1.4%	1.2%	-0.7%
Total U.S.	3.0%	1.1%	2.7%	1.2%	0.3%	-0.1%

1 See additional information at the end of this release regarding non-GAAP financial measures.

Wal-Mart Stores, Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We had net cash provided by operating activities of $17.1 billion and $19.8 billion for the nine months ended October 31, 2017 and 2016, respectively. We generated free cash flow of $10.2 billion and $12.3 billion for the nine months ended October 31, 2017 and 2016, respectively. The decreases in net cash provided by operating activities and free cash flow were due to the timing of payments and an increase in incentive payments, as well as lapping prior year's improvements in working capital management.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method used by Walmart's management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Nine Months Ended
	October 31,
(Dollars in millions)	2017	2016[1]
Net cash provided by operating activities	$17,060	$19,781
Payments for property and equipment (capital expenditures)	-6,908	-7,459
Free cash flow	$10,152	$12,322

Net cash used in investing activities[2]	$-5,871	$-11,050
Net cash used in financing activities	-11,416	-11,272
1 Reclassifications made due to the adoption of ASU 2016-09, Improvements to Employee Share-Based Payment Accounting.
2 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for all countries where the functional currency is not the U.S. dollar ("non-USD entities") into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations and without the impact of acquisitions of non-USD entities, if any, until such acquisitions are included in both comparable periods. The disclosure of constant currency amounts or results permits investors to better understand Walmart's underlying performance without the effects of currency exchange rate fluctuations of non-USD entities.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three and nine months ended October 31, 2017.

	Three Months Ended October 31,				Nine Months Ended October 31,
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2017	Percent Change[1]	2017	Percent Change[1]	2017	Percent Change[1]	2017	Percent Change[1]
Total revenues:
As reported	$29,879	3.9%	$123,179	4.2%	$86,308	-0.3%	$364,076	2.6%
Currency exchange rate fluctuations	-458	N/A	-458	N/A	1,790	N/A	1,790	N/A
Constant currency total revenues	$29,421	2.3%	$122,721	3.8%	$88,098	1.8%	$365,866	3.1%

Net sales:
As reported	$29,548	4.1%	$122,136	4.2%	$84,976	-0.1%	$360,611	2.6%
Currency exchange rate fluctuations	-454	N/A	-454	N/A	1,739	N/A	1,739	N/A
Constant currency net sales	$29,094	2.5%	$121,682	3.8%	$86,715	1.9%	$362,350	3.1%

Operating income:
As reported	$1,249	-7.8%	$4,764	-6.9%	$4,004	-5.7%	$15,970	-3.6%
Currency exchange rate fluctuations	-60	N/A	-60	N/A	146	N/A	145	N/A
Constant currency operating income	$1,189	-12.2%	$4,704	-8.1%	$4,150	-2.2%	$16,115	-2.7%
1 Change versus prior year comparable period.

Adjusted EPS
The adjusted diluted earnings per share from continuing operations attributable to Walmart (Adjusted EPS) for the three-month period ended October 31, 2017 is considered a non-GAAP financial measure under the SEC's rules because the Adjusted EPS for each such period excludes certain amounts not excluded in the diluted earnings per share from continuing operations attributable to Walmart calculated in accordance with GAAP (EPS) for such period. Management believes that the Adjusted EPS for the three-month period ended October 31, 2017 is a meaningful measure to share with investors because that measure, which adjusts EPS for such period for certain items recorded in such period, is the measure that best allows comparison of the performance for the comparable period. In addition, the measure affords investors a view of what management considers Walmart's core earnings performance for the three-month period ended October 31, 2017 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable period.

We have calculated Adjusted EPS for the three months ended October 31, 2017 by adjusting EPS for the following: (1) the loss on the early extinguishment of certain debt, (2) the FCPA accrual based on discussions with government agencies regarding the possible resolution of the FCPA matter and (3) the impairment of certain properties due to our decision to exit those properties in one of our international markets. Adjusted EPS for the three months ended October 31, 2017 is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is EPS for the three months ended October 31, 2017.

	Three Months Ended October 31, 2017
Diluted earnings per share:
Reported EPS			$0.58

Adjustments:	Pre-Tax Impact	Tax Impact[1]	Net Impact
Loss on Early Extinguishment of Debt	$0.45	-$0.16	$0.29
FCPA Accrual	0.09	—	0.09
Impairment of Certain International Properties	0.05	-0.01	0.04
Net adjustments			$0.42

Adjusted EPS			$1.00

1 Calculated based on nature of item and statutory rate in effect for relevant jurisdiction.

Adjusted EPS Guidance
Adjusted EPS Guidance is considered a non-GAAP financial measure. Management believes that Adjusted EPS Guidance for Fiscal 2018 is a meaningful metric to share with investors because that metric, which adjusts EPS for certain items to be recorded in the period, is the metric that best allows comparison of the expected performance for Fiscal 2018 to the comparable prior period. In addition, the metric affords investors a view of what management is forecasting for Walmart's core earnings performance for Fiscal 2018 and also affords investors the ability to make a more informed assessment of the core earnings performance for the comparable period.
We have calculated Adjusted EPS Guidance for Fiscal 2018 by adjusting for the amount of the impact of: (1) the loss on the early extinguishment of certain debt, (2) the FCPA accrual based on discussions with government agencies regarding the possible resolution of the FCPA matter, (3) the gain on the sale of Suburbia in Mexico and (4) the impairment of certain properties due to our decision to exit those properties in one of our international markets.

	Fiscal 2018
Diluted net income per share:
Forecasted EPS				$3.84 - $3.92

Adjustments:	Pre-Tax Impact	Tax Impact[1]	NCI Impact[2]	Net Impact
Loss on Early Extinguishment of Debt	$0.71	-$0.25	$—	$0.46
FCPA Accrual	0.09	—	—	0.09
Gain on Sale of Suburbia	-0.13	0.04	0.04	-0.05
Impairment of Certain International Properties	0.05	-0.01	—	0.04
Net adjustments				$0.54

Adjusted EPS Guidance				$4.38 - $4.46

1 Calculated based on nature of item and statutory rate in effect for relevant jurisdiction.
2 Calculated based on the ownership percentages of the noncontrolling interest at Walmex.

Comparable Sales Measures Excluding Fuel
The comparable sales of the company's Walmart U.S. and Sam's Club operating segments for the 13-week period ended October 27, 2017, and October 28, 2016, and our guidance for comparable sales for the 13-week period ending January 26, 2018, in each case calculated or forecasted by excluding fuel sales for such periods (the "Comparable Sales Measures Excluding Fuel"), are non-GAAP financial measures as defined by the SEC's rules. We believe the most directly comparable financial measures computed in accordance with GAAP are the comparable sales calculated by including fuel sales for the corresponding periods.

We believe that the presentation of the Comparable Sales Measures Excluding Fuel provides useful information to investors regarding the company's financial condition and results of operations because that information permits investors to understand the effect of the fuel sales, which are affected by the volatility of fuel prices, on Walmart U.S. and Sam's Club's comparable sales for the periods presented.

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